Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
TRW Reports Third Quarter 2007 Financial Results
LIVONIA, MICHIGAN, October 30, 2007 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third-quarter 2007 financial results with sales of $3.5 billion, an increase of 16 percent compared to the same period a year ago. The Company reported third quarter net earnings of $23 million or $0.22 per diluted share, which compares to net earnings of $5 million or $0.05 per diluted share in the prior year period.
“The growing market demand for our advanced active and passive safety products is helping to drive our solid 2007 financial performance,” said John Plant, president and chief executive officer. “We have seen a 16 percent increase in total sales related to electronic stability control, electric park brake, electrically powered steering, tire pressure monitoring and side and curtain airbag systems during the first nine months of the year. In addition to the success of these products, we continue to derive significant benefits from the diversity of having nearly 70 percent of sales outside the challenging North American market, aggressive cost reduction efforts and interest savings attributable to our 2007 debt recapitalization.”
Mr. Plant added, “Safety continues to be a major focus of manufacturers and governments seeking to reduce driving related injuries and fatalities, and of consumers who want their vehicles equipped with technology that can help protect their families. As the global leader in safety with the most comprehensive portfolio of products on the market, we are at the forefront of development and are recognized as a solution provider, especially when it comes to integrated products that encompass both active and passive safety technologies.”

1

Third Quarter 2007
The Company reported third-quarter 2007 sales of $3.5 billion, an increase of $480 million or 16 percent over the prior year period. The 2007 quarter benefited from higher customer vehicle production in Europe and China, continued growth of safety products in all markets (including a higher mix of lower margin modules) and the positive effect of foreign currency translation. These positive factors were partially offset by price reductions provided to customers.
Operating income for third-quarter 2007 was $95 million, which compares favorably to $82 million in the prior year period. Restructuring and asset impairment expenses in the 2007 period were $13 million, which compares to $3 million in 2006. Excluding these expenses from both periods, operating income was $108 million in 2007, which represents an increase of 27 percent compared to the 2006 adjusted result. The year-to-year increase was driven primarily by higher product volumes and savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs. These positive factors were in part offset by pricing provided to customers and higher commodity costs.
Net interest and securitization expense for the third quarter of 2007 totaled $56 million, which compares to $62 million in the prior year. The year-to-year decline can be attributed to the benefits derived from the Company’s 2007 debt recapitalization, which was completed during the second quarter of this year.
Tax expense was $18 million in both 2007 and 2006. The effective tax rate in the 2007 quarter was 44 percent, which compares favorably to 78 percent in the prior year primarily due to a change in the Company’s geographical earnings mix.
The Company reported third-quarter 2007 net earnings of $23 million, or $0.22 per diluted share, which compares to $5 million or $0.05 per diluted share in the 2006 period.
Earnings before interest, securitization costs, loss on retirement of debt (where applicable), taxes, depreciation and amortization, or EBITDA, were $237 million in the third quarter, which compares to the prior year level of $213 million.

2

Year-to-Date 2007
For the nine-month period ended September 28, 2007, the Company reported sales of $10.8 billion, an increase of $944 million or approximately 10 percent compared to prior year sales of $9.9 billion. The 2007 period benefited primarily from higher product volumes related to new product growth, robust industry sales in overseas markets and the positive effect of foreign currency translation. These positive factors were partially offset by the decline in North American customer vehicle production and price reductions provided to customers.
Operating income for the 2007 year-to-date period was $475 million, which compares to $510 million in the prior year. The lower level of income can be attributed primarily to the first quarter, in which operating income declined $52 million. The significant decline in the first quarter resulted primarily from a weak industry production environment and an adverse mix of products sold, together with other issues, including underperformance in the Automotive Components segment. Helping to offset the first quarter decline, the Company reported year-to-year improvements in operating income in both the second and third quarters primarily due to savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, higher product volumes and other positive items. These factors more than offset pricing provided to customers and higher commodity costs. Restructuring and asset impairment expenses in the nine-month year-to-date 2007 period were $32 million, which compares to $22 million in 2006.
Net interest and securitization expense for the first nine months of 2007 was $177 million, which represents a decrease from the prior year result of $184 million. Benefits derived from the Company’s 2007 debt recapitalization more than offset the unfavorable impact of higher interest rates between the two periods.
As a reminder, actions related to the debt recapitalization included a $1.5 billion Senior Note offering, the tender for substantially all of the Company’s outstanding $1.3 billion Notes and the refinancing of its $2.5 billion credit facilities. The Company incurred expenses of $155 million in the 2007 period related to these transactions. In the 2006 period, the Company incurred charges of $57 million also related to debt retirement.

3

Tax expense in the first nine months of 2007 was $116 million, resulting in an effective tax rate of 77 percent, which compares to $134 million or 48 percent in the prior year. The effective tax rate excluding previously mentioned debt retirement expenses from both periods was 38 percent in 2007, which compares to 40 percent in 2006.
Year-to-date 2007 net earnings were $34 million, or $0.33 per diluted share, which compares to $143 million or $1.38 per diluted share in the 2006 period. Net earnings excluding the previously mentioned debt retirement costs from both periods were $189 million or $1.84 per diluted share in 2007, which compares to $200 million or $1.93 per diluted share in 2006.
EBITDA for the first nine months of 2007 was $890 million, which is lower than the prior year level of $899 million, primarily due to the lower level of operating income in the current year.
Cash Flow and Capital Structure
Third quarter net cash flow from operating activities was a use of $(158) million, which included the pay down of $127 million of outstanding borrowings under the Company’s U.S. based Accounts Receivable Securitization Facility (“Receivable Facility”). As previously reported, the Company’s second quarter 2007 cash flow benefited from proceeds related to borrowings under the Receivable Facility in the same amount. Third quarter net cash flow excluding the pay down of the Receivable Facility was a use of $(31) million, which compares to a source of $1 million in the prior year. Third quarter capital expenditures were $111 million compared to $132 million in 2006.
For the nine-month period ended September 28, 2007, net cash flow from operating activities was a use of $(89) million, which compares to a source of $252 million in the prior year. The year-to-year comparison was negatively impacted by higher working capital needs in the 2007 period and a higher level of business in Europe and Asia where net payment terms are presently less favorable than in North America. Year-to-date capital expenditures were $339 million compared to $334 million in 2006.

4

As mentioned previously, the Company completed its debt recapitalization plan during the second quarter of 2007. Transactions related to the plan included the refinancing of the Company’s $2.5 billion credit facilities on May 9, 2007. Prior to this transaction, on March 26, 2007, the Company completed its $1.5 billion Senior Note offering and repurchased substantially all of the existing $1.3 billion Notes through a tender offer. The Company incurred debt retirement charges of approximately $155 million during the year-to-date period related to these transactions.
On February 2, 2006, the Company’s wholly owned subsidiary, Lucas Industries Limited, completed the tender for its outstanding GBP 94.6 million 10 7/8% bonds. As a result of the transaction, the Company incurred a $57 million charge for loss on retirement of debt.
As of September 28, 2007, the Company had $3,515 million of debt and $486 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $3,029 million. This net debt outcome, excluding the previously mentioned Receivable Facility repayment, is $144 million higher than the balance at the end of the second quarter primarily due to the seasonal cash outflow in the third quarter.
2007 Outlook
With nine months of results reported, the Company refined its full year 2007 outlook, which now calls for sales of approximately $14.5 billion (including fourth quarter sales of $3.7 billion). The Company narrowed its estimates for net earnings per diluted share to be in the range of $0.60 to $0.80. Net earnings excluding debt retirement expenses of $155 million are expected to be in the range of $2.10 to $2.30.
This guidance range reflects pre-tax restructuring expenses of approximately $45 million (including approximately $13 million in the fourth quarter). The effective tax rate after excluding debt retirement costs is expected to be in the range of approximately 40 to 42 percent. Lastly, the Company expects capital expenditures in 2007 to be slightly below 4 percent of sales.

5

Third Quarter 2007 Conference Call
The Company will host its third-quarter conference call at 9:00 a.m. (EDT) today, Tuesday, October 30, to discuss financial results and other related matters. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.
A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 19609851. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management believes these non-GAAP measures are useful to evaluate operating performance and/or regularly used by security analysts, institutional investors and other interested parties in the evaluation of the Company.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2006 sales of $13.1 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 28 countries and employs approximately 63,800 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.

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All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in our Report on Form 10-K for the fiscal year ended December 31, 2006 (the “10-K”) and on Form 10-Q for the quarters ended March 30 and June 29, 2007, and include: production cuts or restructuring by our major customers; work stoppages or other labor issues at the facilities of our customers or suppliers; non-performance by, or insolvency of, our suppliers and customers, which may be exacerbated by bankruptcies and other pressures within the automotive industry; the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; interest rate risk arising from our variable rate indebtedness; loss of market share by domestic vehicle manufacturers; efforts by our customers to consolidate their supply base; severe inflationary pressures impacting the market for commodities; escalating pricing pressures from our customers; our dependence on our largest customers; fluctuations in foreign exchange rates; our substantial leverage; product liability and warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; limitations on flexibility in operating our business contained in our debt agreements; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.
# # #

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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Condensed Consolidated Statements of Earnings (unaudited) for the three months ended September 28, 2007 and September 29, 2006	A2

Condensed Consolidated Statements of Earnings (unaudited) for the nine months ended September 28, 2007 and September 29, 2006	A3

Condensed Consolidated Balance Sheets as of September 28, 2007 (unaudited) and December 31, 2006	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 28, 2007 and September 29, 2006	A5

Reconciliation of GAAP Net Earnings to EBITDA (unaudited) for the three and nine month periods ended September 28, 2007 and September 29, 2006	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the nine months ended September 28, 2007	A7

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the nine months ended September 29, 2006	A8
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the periods ended March 30, 2007 and June 29, 2007, as filed with the United States Securities and Exchange Commission on February 23, 2007, May 2, 2007 and August 1, 2007, respectively.

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Earnings
(Unaudited)

	Three Months Ended
	September 28,	September 29,
(In millions, except per share amounts)	2007	2006
Sales	$3,495	$3,015
Cost of sales	3,260	2,785

Gross profit	235	230
Administrative and selling expenses	126	134
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	13	3
Other (income) expense — net	(8)	2

Operating income	95	82
Interest expense — net	54	62
Accounts receivable securitization costs	2	—
Equity in earnings of affiliates, net of tax	(5)	(6)
Minority interest, net of tax	3	3

Earnings before income taxes	41	23
Income tax expense	18	18

Net earnings	$23	$5

Basic earnings per share:
Earnings per share	$0.23	$0.05

Weighted average shares	100.6	100.8

Diluted earnings per share:
Earnings per share	$0.22	$0.05

Weighted average shares	103.3	104.0

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Earnings
(Unaudited)

	Nine Months Ended
	September 28,	September 29,
(In millions, except per share amounts)	2007	2006
Sales	$10,816	$9,872
Cost of sales	9,921	8,923

Gross profit	895	949
Administrative and selling expenses	401	403
Amortization of intangible assets	27	27
Restructuring charges and asset impairments	32	22
Other income — net	(40)	(13)

Operating income	475	510
Interest expense — net	173	182
Loss on retirement of debt	155	57
Accounts receivable securitization costs	4	2
Equity in earnings of affiliates, net of tax	(20)	(19)
Minority interest, net of tax	13	11

Earnings before income taxes	150	277
Income tax expense	116	134

Net earnings	$34	$143

Basic earnings per share:
Earnings per share	$0.34	$1.43

Weighted average shares	99.5	100.2

Diluted earnings per share:
Earnings per share	$0.33	$1.38

Weighted average shares	102.8	103.6

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	September 28,	December 31,
	2007	2006
(Dollars in millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$473	$578
Marketable securities	13	11
Accounts receivable — net	2,616	2,049
Inventories	910	768
Prepaid expenses and other current assets	290	270

Total current assets	4,302	3,676

Property, plant and equipment — net	2,806	2,714
Goodwill	2,285	2,275
Intangible assets — net	718	738
Pension asset	1,053	979
Other assets	762	751

Total assets	$11,926	$11,133

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$161	$69
Current portion of long-term debt	26	101
Trade accounts payable	2,077	1,977
Accrued compensation	295	271
Other current liabilities	1,143	1,257

Total current liabilities	3,702	3,675

Long-term debt	3,328	2,862
Post-retirement benefits other than pensions	638	645
Pension benefits	700	722
Other long-term liabilities	842	723

Total liabilities	9,210	8,627

Minority interests	128	109

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,170	1,125
Retained earnings	342	308
Accumulated other comprehensive earnings	1,075	963

Total stockholders’ equity	2,588	2,397

Total liabilities, minority interests and stockholders’ equity	$11,926	$11,133

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 28,	September 29,
(Dollars in millions)	2007	2006
Operating Activities
Net earnings	$34	$143
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	408	381
Other — net	16	(7)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net, and receivable from affiliate	(424)	(94)
Inventories	(86)	(38)
Trade accounts payable	(10)	(112)
Other assets	(9)	13
Other liabilities	(18)	(34)

Net cash (used in) provided by operating activities	(89)	252

Investing Activities
Capital expenditures	(339)	(334)
Proceeds from asset sales and divestitures, net of acquisitions	32	9
Other — net	(12)	(1)

Net cash used in investing activities	(319)	(326)

Financing Activities
Change in short-term debt	66	(25)
Net proceeds from revolving credit facility	638	—
Proceeds from issuance of long-term debt, net of fees	2,584	28
Redemption of long-term debt	(3,000)	(291)
Proceeds from exercise of stock options	29	21

Net cash provided by (used in) financing activities	317	(267)
Effect of exchange rate changes on cash	(14)	40

Decrease in cash and cash equivalents	(105)	(301)
Cash and cash equivalents at beginning of period	578	659

Cash and cash equivalents at end of period	$473	$358

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports on Form 10-Q for the periods ended March 30, 2007 and June 29, 2007, which contain summary historical data.
The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is a useful measurement because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	September 28,	September 29,
(Dollars in millions)	2007	2006
GAAP net earnings	$23	$5
Income tax expense	18	18
Interest expense — net	54	62
Accounts receivable securitization costs	2	—
Depreciation and amortization	140	128

EBITDA	$237	$213

	Nine Months Ended
	September 28,	September 29,
(Dollars in millions)	2007	2006
GAAP net earnings	$34	$143
Income tax expense	116	134
Interest expense — net	173	182
Loss on retirement of debt	155	57
Accounts receivable securitization costs	4	2
Depreciation and amortization	408	381

EBITDA	$890	$899

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding old notes, the Company recorded a loss on retirement of debt of $148 million during the nine months ended September 28, 2007. This loss included $112 million for redemption premiums paid, $20 million for the write-off of deferred debt issue costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8% Senior Notes and $5 million of fees.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the nine months ended September 28, 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Nine Months			Nine Months
	Ended			Ended
	September 28,			September 28,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$10,816	$—		$10,816
Cost of sales	9,921	—		9,921

Gross profit	895	—		895
Administrative and selling expenses	401	—		401
Amortization of intangible assets	27	—		27
Restructuring charges and asset impairments	32	—		32
Other income — net	(40)	—		(40)

Operating income	475	—		475
Interest expense, net	173	—		173
Loss on retirement of debt	155	(155	)(a)	—
Account receivable securitization costs	4	—		4
Equity in earnings of affiliates, net of tax	(20)	—		(20)
Minority interest, net of tax	13	—		13

Earnings before income taxes	150	155		305
Income tax expense	116	—		116

Net earnings	$34	$155		$189

Effective tax rate	77%			38%

Basic earnings per share:
Earnings per share	$0.34			$1.90

Weighted average shares	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.33			$1.84

Weighted average shares	102.8			102.8

(a)	Reflects the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s February 2, 2006 repurchase of its subsidiary Lucas Industries Limited’s £94.6 million 10 7/8% bonds due 2020 for £137 million, or approximately $243 million, the Company recorded a loss on retirement of debt of £32 million, or approximately $57 million. Such loss on retirement of debt carries zero tax benefit due to the Company’s tax loss position in the respective jurisdiction.
The following adjustment excludes the loss on retirement of debt to show the impact as if this transaction had not occurred.

	Nine Months			Nine Months
	Ended			Ended
	September 29,			September 29,
	2006			2006
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$9,872	$—		$9,872
Cost of sales	8,923	—		8,923

Gross profit	949	—		949
Administrative and selling expenses	403	—		403
Amortization of intangible assets	27	—		27
Restructuring charges and asset impairments	22	—		22
Other income — net	(13)	—		(13)

Operating income	510	—		510
Interest expense, net	182	—		182
Loss on retirement of debt	57	(57	)(a)	—
Account receivable securitization costs	2	—		2
Equity in earnings of affiliates, net of tax	(19)	—		(19)
Minority interest, net of tax	11	—		11

Earnings before income taxes	277	57		334
Income tax expense	134	—		134

Net earnings	$143	$57		$200

Effective tax rate	48%			40%

Basic earnings per share:
Earnings per share	$1.43			$2.00

Weighted average shares	100.2			100.2

Diluted earnings per share:
Earnings per share	$1.38			$1.93

Weighted average shares	103.6			103.6

(a)	Reflects the elimination of the loss on retirement of debt.

A8